Exhibit 5.1

[Letterhead]

January 27, 2015

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, New York 10962

Re:	Vision-Sciences, Inc.
Registration Statement on Form S-4

Dear Sir or Madam:

I am General Counsel and Corporate Secretary of Vision-Sciences, Inc., a Delaware corporation (the “Registrant”), and have acted as counsel to the Registrant in connection with the above-captioned registration statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), in connection with the proposed merger of Uroplasty, Inc., a Minnesota corporation (“Uroplasty”), with Visor Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Registrant (“Merger Sub”), pursuant to the terms of the Agreement and Plan of Merger dated as of December 21, 2014 among the Registrant, Uroplasty and Merger Sub (the “Merger Agreement”).

In acting as counsel for the Registrant and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Registrant, agreements and other instruments, certificates of officers and representatives of the Registrant, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Registrant and others.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon (i) the Registration Statement becoming effective under the Act; (ii) receipt of the requisite shareholder vote and satisfaction of the other closing conditions in the Merger Agreement and consummation of transactions contemplated in the Merger Agreement; and (iii) issuance of the Shares in the manner contemplated in the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the corporate laws of the State of Delaware. No expansion of this opinion may be made by implication or otherwise. This opinion is strictly limited to, and does not address any matters other than, those expressly addressed herein. This opinion is for use only in connection with the Registration Statement and may not be relied on in connection with other matters.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to me under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Aaron Polak
Aaron Polak
General Counsel and Corporate Secretary